Contacts:
Jennifer Lew	Michael Ostrach
Vice President, Finance	Vice President and Chief Business Officer
510-665-7217	510-665-7257
jlew@dynavax.com	mostrach@dynavax.com

DYNAVAX REPORTS FOURTH QUARTER AND YEAR END 2012

FINANCIAL RESULTS

BERKELEY, CA - March 1, 2013 - Dynavax Technologies Corporation (NASDAQ: DVAX) today reported financial results for the fourth quarter and year ended December 31, 2012. The Company had $125.1 million in cash, cash equivalents and marketable securities as of December 31, 2012, following the fourth quarter repayment of a $15 million note at its maturity and receipt of $6 million from AstraZeneca, Dynavax's collaboration partner for its asthma program.

For the quarter ended December 31, 2012, Dynavax reported total revenues of $1.8 million compared to $11.4 million for the quarter ended December 31, 2011. Collaboration revenue in the fourth quarter of 2011 was higher due to the recognition of certain milestones achieved under Dynavax's partnership with GlaxoSmithKline.

Research and development expenses for the quarter ended December 31, 2012 of $12.5 million increased by $0.9 million from the fourth quarter of 2011 resulting from growth in the organization associated with manufacturing and regulatory activities for HEPLISAVTM.

General and administrative expenses for the quarter ended December 31, 2012 of $9.3 million increased by $4.7 million primarily due to higher non-cash stock-based compensation charges of $2.4 million, as well as increased administrative headcount and market research costs supporting HEPLISAV.

For the year ended December 31, 2012, total revenues were $9.7 million compared to $21.6 million in 2011. Research and development expenses for the year ended December 31, 2012 of $49.1 million decreased by $2.2 million from the prior year resulting from lower HEPLISAV clinical trial expenses. General and administrative expenses for the year ended December 31, 2012 of $28.2 million increased by $10.6 million primarily due to market research expenses and other corporate development activities supporting HEPLISAV, growth in the organization, and increased non-cash stock-based compensation charges.

About HEPLISAV

HEPLISAV is an investigational adult hepatitis B vaccine for which U.S. and European licensure applications have been accepted for review by the FDA and the EMA. In February 2013, Dynavax received a Complete Response Letter from the FDA. Dynavax plans to meet with the FDA in the near term to discuss the steps necessary for potential approval of HEPLISAV. Dynavax has worldwide commercial rights to HEPLISAV, which combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response.

About Dynavax

Dynavax Technologies Corporation, a clinical-stage biopharmaceutical company, discovers and develops novel products to prevent and treat infectious and inflammatory diseases. The Company's lead product candidate is HEPLISAV, a Phase 3 investigational adult hepatitis B vaccine. For more information visit www.dynavax.com.

Forward-Looking Statements

This press release contains "forward-looking" statements. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including our ability to meet with the FDA in the near term; whether successful clinical and regulatory development and review and approval of HEPLISAV and our process for its manufacture can occur without significant delay or additional studies; whether our studies and manufacturing efforts can support registration for commercialization of HEPLISAV; the results of clinical trials and the impact of those results on the initiation and completion of subsequent trials and issues arising in the regulatory process, including whether the BLA and the European licensure application will be approved; our ability to obtain additional financing to support the development and commercialization of HEPLISAV and our other operations; possible claims against us, including enjoining sales of HEPLISAV, based on the patent rights of others; and other risks detailed in the "Risk Factors" section of our current periodic reports with the SEC. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

- tables to follow -

DYNAVAX TECHNOLOGIES CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2012	2011	2012	2011
Revenues:
Collaboration revenue	$ 1,008	$ 10,092	$ 4,610	$ 17,190
Grant revenue	751	673	3,939	3,110
Service and license revenue	47	662	1,165	1,314
Total revenues	1,806	11,427	9,714	21,614

Operating expenses:
Research and development	12,515	11,616	49,146	51,322
General and administrative	9,293	4,545	28,164	17,570
Amortization of intangible assets	-	-	-	299
Total operating expenses	21,808	16,161	77,310	69,191

Loss from operations	(20,002)	(4,734)	(67,596)	(47,577)

Interest income	83	29	291	103
Interest expense	(586)	(495)	(2,351)	(1,957)
Other income (expense)	(38)	933	(293)	834

Net loss	$ (20,543)	$ (4,267)	$ (69,949)	$ (48,597)

Basic and diluted net loss per share	$ (0.11)	$ (0.03)	$ (0.41)	$ (0.39)

Shares used to compute basic and diluted net loss per share	180,685	142,482	170,469	125,101

DYNAVAX TECHNOLOGIES CORPORATION

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)
	December 31,	December 31,
	2012	2011
Assets
Cash, cash equivalents and marketable securities	$ 125,130	$ 113,961
Property and equipment, net	7,965	6,163
Goodwill	2,475	2,312
Other assets	4,182	11,666
Total assets	$ 139,752	$ 134,102

Liabilities and stockholders' equity
Deferred revenues	$ 12,068	$ 10,596
Short-term note payable	-	12,810
Other liabilities	12,858	10,816
Total liabilities	24,926	34,222
Stockholders' equity	114,826	99,880
Total liabilities and stockholders' equity	$ 139,752	$ 134,102

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